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                                                              February 20, 1996

Mr. Byron Jacobs
17 Calypso Lane
San Carlos, CA 94070

Dear Byron:

I am pleased to offer you a position with Software Professionals, Inc. as Vice President Sales and Marketing commencing on March 4, 1996. Your compensation is outlined in Attachment A to this letter, which will be paid in accordance with the Company's normal payroll procedures. As a Software Professionals employee, you are also eligible to receive, in accordance with each applicable plan document, certain employee benefits including: incentive stock options (100,000 options initially, effective as of March 4, 1996, with a 3 1/2 year vesting schedule; additional options may be granted annually at the Board's discretion), participation in the employee stock purchase plan, medical insurance, dental insurance, 401(k) plan, an accrued 20 days paid personal days during each year of employment (to be used as vacation, sick leave, etc.), plus paid public holidays recognized by the Company.

You should be aware that your employment with Software Professionals is for no specified period. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to Software Professionals documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition of employment you will be required to work outside of the office at client sites from time to time. Additionally, you may be required to pass security clearance procedures, although this is not a condition of employment.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Software Professionals agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo, California, HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Software Professionals' trade secrets or proprietary information.

(a) You agree that, while you are a Software Professionals employee, you will not, directly or indirectly, work for, advise, consult, render services to or invest directly or indirectly in any individual or entity (in any capacity) which directly or indirectly engages in any business in which Software Professionals is engaged at the time of such work, advice,
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Software Professionals, Inc.
February 20, 1996
Page 2

consultation, rendering of services or investment. None of the forgoing shall restrict any direct or indirect investments in any publicly traded company, provided such investment does not exceed 5% of the company's total voting shares.

(b) You further agree that for a period of two (2) years after termination of your employment with Software Professionals, you will not, directly or indirectly, hire, or in any other manner persuade an employee, dealer or customer, of the Company to discontinue that person's relationship with or to Software Professionals as an employee, dealer or customer, as the case may be.

(c) We both agree that: (i) the services to be rendered by you are special, unique and of an extraordinary character; (ii) because of the nature of the business of Software Professionals, and the types of information which you will obtain with respect to the business of Software Professionals, it would be impractical or extremely difficult to determine actual damages in the event of a breach of your promises in this letter; and (iii) resulting damages would not adequately compensate Software Professionals.

Accordingly, if you commit such a breach or threaten to commit such a breach the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the posting of bond or other security, since any such breach or threatened breach would cause irreparable injury to Software Professionals.

(d) The above-mentioned right is in addition to, and not in lieu of, any other rights and remedies available to Software Professionals under law or in equity.

(e) This covenant shall be construed as a series of separate covenants, one for each of the fifty-eight (58) counties in California, for each state in the United States, and for each nation outside the United States.

To indicate your acceptance of Software Professionals' offer, please sign and date both letters in the space provided below and return them to me. This letter, between you and Software Professionals, sets forth the terms of your employment with Software Professionals and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Software Professionals and by you.

We look forward to working with you at Software Professionals. Welcome aboard!

AGREED TO AND ACCEPTED                    AGREED TO AND ACCEPTED

________________________________          __________________________________
Peter J. McDonald                         Byron Jacobs

Dated:________/________/_______           Dated:________/________/_______
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ATTACHMENT A

                       VICE PRESIDENT SALES AND MARKETING
                              COMPENSATION PROGRAM

This document defines the compensation program for the position of Vice President Sales and Marketing at Software Professionals, Inc. (the "Company"). The total targeted compensation is made up of your base salary and deferred compensation/bonus. The total targeted compensation is $200,000, excluding any stock options.

COMPENSATION

          1. Base Salary: Your base salary is $120,000 per year, this will be paid through the regular semi-monthly company payroll at $5,000 per pay period.

          2. Deferred Compensation/Bonus: For the year ending December 31, 1996, your deferred compensation/bonus program will be as follows:

               (a) $30,000 upon achievement of $8.5 million in total world-wide revenue for the year ending December 31, 1996

               (b) $30,000 upon achievement of $1.5 million in total UNIX related world-wide license fees and maintenance fees for the year ending December 31, 1996

               (c) $20,000 upon the Company achieving its net income targets for the year ended December 31, 1996

          All such incentives would not be earned until February 15, 1997. In order for these amounts to be earned, you must be employed by the Company on that date. Additional bonuses may be earned for extraordinary performance at the discretion of the Compensation Committee of the Board of Directors.

TERMINATION PROVISIONS

          3. Benefits Upon Voluntary Termination: In the event that you voluntarily resign from your employment with the Company (unless such resignation is for Good Reason), or in the event that your employment terminates as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 1 and 2 above through the date of your termination.

          4. Benefits Upon Other Termination: You agree that your employment may be terminated by the Company at any time, with or without cause. In the event of the termination of your employment by the Company for the reasons set forth below, you shall be entitled to the following:

              (a) Termination for Cause: If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 1 and 2 through the date of your termination.

                  For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons:
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                  (i)   theft, dishonesty, or falsification of any employment or
Company records;

                  (ii) improper disclosure of the Company's confidential or proprietary information;

                  (iii) any intentional act by you which causes loss, damage, or injury to the Company's property, reputation, employees, or business;

                  (iv) your failure to perform to the minimum standards of a written plan mutually agreed upon by you and the Company, provided such failure is not cured within thirty (30) days following written notice of such failure from the Company; or

                  (v) any material breach of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from the Company.

             (b) Termination for Other Than Cause: If your employment is terminated by the Company for any reason other than cause, you shall be entitled to the following separation benefits:

                  (i) a termination severance package equal to twelve (12) months of your then current base alary, or $120,000, whichever is greater. Such severance package shall be payable in four (4) equal installments, each due respectively within thirty (30), sixty (60), ninety (90), and one hundred twenty
(120) days of your termination of employment with the Company.

             (c) Termination for Good Reason: If your employment is terminated by you for good reason you shall be entitled to the separation benefits outlined in paragraph 4(b).

                  For purposes of this Agreement, a termination "for good reason" occurs if you terminate your employment as a result of the Company, without your consent:

                  (i)   reducing your salary or benefits, title, or authority;

                  (ii) relocating your place of performance of services outside a sixty (60) mile radius of San Mateo; or

                  (iii) directing you to violate a reasonable and normal code of business ethics so as to cause loss, damage, or injury to your property or reputation, or the property or reputation of clients or customers of the Company;

             (d)  Termination Following a Change in Control:

                  (i) In the event of a Change in Control and your employment is terminated by the Company or its successor within twelve (12) months of a Change in Control, other than for cause, or you terminate your employment because of a change in duties, or any reason stated in paragraph 4(c), you shall be entitled to the following:

                      A. a termination severance package equal to twelve (12) months of your then current base salary, or $120,000, whichever is greater. Such
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severance package shall be payable within thirty (30) days of your termination of employment with the Company;


                      B. full vesting in all of the Stock Options granted to you through the date of the Change in Control; and

                      C. payment of the Deferred Compensation/Bonus. You shall be entitled to receive the Deferred Compensation/Bonus for the fiscal year in which the Change in Control occurs and your employment terminates.

             Following the twelve (12) month period after a Change in Control, the provisions of paragraph 4(b) shall remain in effect.

             (ii) For purposes of this Agreement a "Change of Control" shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which the Company is not the surviving corporation. For purposes of this Agreement an "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

                      A. the direct or indirect sale or exchange by the shareholders of the Company of more than fifty percent (50%) of the stock of the Company;

                      B. a merger or consolidation in which the Company is a party;

                      C. the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

                      D. a liquidation or dissolution of the Company.

          5. Exclusive Remedy: Subject to paragraph 4 above, you shall be entitled to no further compensation for any damage or injury arising out of the termination of your employment by the Company.

          6. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed by you under this Agreement, you shall not have the right to assign or transfer any of your rights, obligations, or benefits under this Agreement.

          7. Minimum Plan: For purposes of the this Agreement, the Minimum Plan referred to in paragraph 4(a)(iv) for calendar year ended December 31, 1996, is as follows:

               (a) $6.5 million in total world-wide revenue for the year ending December 31, 1996;

               (b) $750,000 in total UNIX related net world-wide license fees and maintenance fees for the year ending December 31, 1996; and

               (c) not exceeding total expense budget for all areas under your direction (Sales, Marketing, Support, UK operations) for the year ending December 31, 1996.